UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2007
Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-30111 (Commission File Number)	76-0474169 (I.R.S. Employer Identification Number)
8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)
(281) 863-3000
(Registrant’s telephone number,
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 15, 2007 (the “Closing Date”), Lexicon Pharmaceuticals, Inc. (the “Company”) entered into a series of related agreements providing for the financing of the clinical development of LX6171, LX1031 and LX1032, along with any other pharmaceutical compositions modulating the same targets as those drug candidates (the “Programs”). The agreements include a Novated and Restated Technology License Agreement pursuant to which the Company has licensed to Symphony Icon, Inc., a newly formed Delaware corporation (“Symphony Icon”) and a wholly-owned subsidiary of Symphony Icon Holdings LLC (“Holdings”), the Company’s intellectual property rights related to the Programs. Holdings has agreed to contribute $45 million to Symphony Icon in order to fund the clinical development of the Programs.
     Pursuant to a Share Purchase Agreement, dated June 15, 2007, between the Company and Holdings, the Company issued and sold to Holdings 7,650,622 shares of its common stock, par value $0.001 per share (the “Common Stock”) on June 15, 2007 in exchange for $15 million and the Purchase Option (as defined below). Such shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The Company is required to register such shares for resale under a resale registration statement pursuant to the terms of a Registration Rights Agreement, dated June 15, 2007, between the Company and Holdings (the “Registration Rights Agreement”).
     Pursuant to a Purchase Option Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings, the Company has received from Holdings an exclusive purchase option (the “Purchase Option”) that gives the Company the right to acquire all of the equity of Symphony Icon, thereby allowing the Company to reacquire all of the Programs. The Purchase Option is exercisable by the Company at any time, in its sole discretion, beginning on the one-year anniversary of the Closing Date and ending on the four-year anniversary of the Closing Date (subject to an earlier exercise right in limited circumstances) at an exercise price of (i) $72 million, if the Purchase Option is exercised on or after the one-year anniversary of the Closing Date and before the two-year anniversary of the Closing Date, (ii) $81 million, if the Purchase Option is exercised on or after the two-year anniversary of the Closing Date and before the three-year anniversary of the Closing Date and (iii) $90 million, if the Purchase Option is exercised on or after the three-year anniversary of the Closing Date and before the four-year anniversary of the Closing Date. The Purchase Option exercise price may be paid in cash or a combination of cash and Common Stock, at the Company’s sole discretion, provided that the Common Stock portion may not exceed 40% of the Purchase Option exercise price. If the Company pays a portion of the Purchase Option exercise price in Common Stock, then the Company will be required to register such shares for resale under a resale registration statement pursuant to the terms of the Registration Rights Agreement.
     Pursuant to an Amended and Restated Research and Development Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings (the “R&D Agreement”), Symphony Icon and the Company will develop the Programs in accordance with a specified development plan and related development budget. The R&D Agreement provides that the Company will continue to be primarily responsible for the development of the Programs. The Company’s development activities will be supervised by Symphony Icon’s Development Committee, which is comprised of an equal number of representatives from the Company and Symphony Icon. The Development Committee will report to Symphony Icon’s Board of Directors, which is currently comprised of three members, including one member designated by the Company. The Board of Directors will expand to five members upon the appointment of two additional independent directors who have been mutually selected by the Company and Holdings.
     Pursuant to a Research Cost Sharing, Payment and Extension Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings, upon the recommendation of the Development

Committee, Symphony Icon’s Board of Directors may require the Company to pay Symphony Icon up to $15 million for Symphony Icon’s use in the development of the Programs in accordance with the specified development plan and related development budget. The Development Committee’s right to recommend that Symphony Icon’s Board of Directors submit such funding requirement to the Company will terminate on the one-year anniversary of the expiration of the Purchase Option, subject to limited exceptions.
     Pursuant to a letter of intent between the Company and Symphony Capital LLC (“Symphony Capital”), the Company is required to pay a $2.75 million structuring fee to Symphony Capital in connection with the execution of the agreements described above.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The information set forth in Item 1.01 is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities
     The information set forth in Item 1.01 is incorporated herein by reference.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.
Date: June 19, 2007	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and General Counsel